Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares Trust of our report dated December 21, 2016, relating to the financial statements and financial highlights, which appears in iShares Edge U.S. Fixed Income Balanced Risk ETF’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, CA
December 20, 2017